Exhibit 10.1

William Benton Allen, Jr.

17 West Broad Oaks Drive

Houston, Texas 77056

September 30, 2016

Dear Billy:

We are pleased to offer you the position of Senior Vice President, Chief Accounting Officer in the Finance organization based in our Dallas, TX office. In this position, you will report directly to Kevin Berryman, EVP & Chief Financial Officer. This offer of employment is conditioned upon your acceptance of the terms and conditions outlined in this letter and the attached Employee Acceptance Statement.

Your start date, and the effective date of your hire, will be no later than Monday, October 17th, or another mutually agreeable date.

This offer includes the following elements:

•	An annual base salary of $375,000. Your base salary will be reviewed annually.

•	Participation in Jacobs’ Management Incentive Plan for fiscal year 2017 and future fiscal years in which you remain employed, with an incentive target of 60% of your base salary. Annual incentives are subject to performance and other requirements as described in the terms and conditions of the Incentive Plan document.

•	A fiscal year (“FY”) 2017 equity award with a grant value of $300,000 to be granted in alignment with our annual equity grants in November 2016. Award constructs and final grant values require the approval of our HR & Compensation Committee.

•	An equity award for future years in which you remain employed, in an amount, and in a form, determined by the Compensation Committee, commensurate with your position. All such equity awards are subject to the terms and conditions of the 1999 Jacobs Engineering Group Inc. Stock Incentive Plan (as it may be amended from time to time, or any plan adopted by Jacobs in replacement thereof), and subject to approval of the HR &Compensation Committee.

•	Eligibility to participate in the Jacobs’ Executive Deferral Plan, subject to the terms and conditions of that plan.

•	Company standard relocation assistance commensurate with your assignment location in Dallas, TX.

•	Paid time off (“PTO”) of 5 weeks annually. PTO will accrue at a rate of 25 days (200 hours) per calendar year (in addition to the six US company paid holidays). PTO is subject to the conditions outlined in the Jacobs PTO policy.

•	Healthcare benefits, which are effective the first of the month following your start date. Benefits coverage and plan options are described in the enclosed benefits brochure. Should you have additional questions regarding benefits, please let me know.

•	If you are discharged by Jacobs without Cause or you resign from Jacobs with Good Reason within two years following your start date, you will receive a lump sum payment equal to one-year’s base salary and target bonus, paid no later than 30 days following your termination; subject to any delay in payment required in order to avoid the imposition of tax penalties on you pursuant to Code Section 409A.

◾	“Cause” in this letter means: (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with the Company; (ii) intentional damage to the Company’s assets; (iii) intentional engagement in any competitive activity which would constitute a breach of your duty of loyalty or of your contractual obligations; (iv) intentional breach of any of the Company’s written policies, including its confidentiality policy; (v) the willful and continued failure to substantially perform your duties for the Company (other than as a result of incapacity due to physical or mental illness); (vi) failure by you to cooperate in any investigation of Jacobs by any governmental or self-regulatory authority, or in any internal investigation; or (vii) willful conduct by you that is demonstrably and materially injurious to Jacobs, monetarily or otherwise. For purposes of this paragraph, and act, or a failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of Jacobs. Failure to meet performance standards or objectives, by itself, does not constitute “Cause”. “Cause” includes any of the above grounds for dismissal regardless of whether Jacobs learns of the existence of such grounds before or after terminating your employment.

◾	“Good Reason” in this letter has the Internal Revenue Code (“Code”) Section 409A “safe harbor” definition, as described in Treasury Regulation Section 1.409A-1(n)(2)(ii). A resignation will not be considered for Good Reason unless it actually occurs not more than ninety (120) days following the initial existence of one or more of the applicable Good Reason conditions arising without your consent, and then only if you provide notice to Jacobs of the initial existence of such a condition, which describes such condition in detail, no less than ninety (90) days after the initial existence of the condition, and Jacobs does not remedy the condition within the thirty (30) days following its receipt of such notice.

Other Considerations:

•	All of your compensation will be subject to applicable income tax, employment tax and other withholding.

•	This letter shall be construed in accordance with the internal laws of the State of Texas, without regard to the conflict of law provisions of any state which would provide for the application of the laws of any state other than Texas.

•	You represent and warrant to Jacobs that, as of your start date, you are not a party to any agreement, written or oral, containing any non-competition or non-solicitation provisions or any other restrictions (including, without limitation, any confidentiality provisions) that would result in any restriction on your ability to accept and perform the position described in this letter, or any other position, with Jacobs or any of its affiliates (the “Representation”).

•	It is intended that the payments and benefits provided under this letter shall comply with the provisions of Code Section 409A and the regulations relating thereto, or an exemption thereto, and this letter shall be interpreted accordingly.

•	This position is classified as exempt, with no eligibility for overtime.

•	Please note that Jacobs has a “bring your own device” policy and does not provide compensation for cell phone or phone charges. Expenses associated with phone/data use during business required international travel can be expensed.

•	Jacobs is an at will employer, meaning that either you or Jacobs may terminate the employment relationship at any time and for any reason, with or without notice.

To indicate your acceptance of this offer, please countersign and return this letter. Additionally, your acceptance of this offer is contingent on your reviewing and signing the enclosed Employee Acceptance Statement, which notes Jacobs’ conditions of employment and your rights and responsibilities, and further contingent on the accuracy of the Representation. Both signed documents should be returned to Lori.Sundberg@jacobs.com.

Drug screening information will be sent under separate cover.

Sincerely,

/s/ Lori Sundberg	September 30, 2016
Lori Sundberg	Date
SVP, Global Human Resources

I hereby accept the terms and conditions of this offer letter:

/s/ William Benton Allen, Jr.	October 4, 2016
William Benton Allen, Jr.	Date

cc:	Kevin Berryman

Tom Kolder

Matt Dehamel

EMPLOYEE ACCEPTANCE STATEMENT

The following information addresses Jacobs’ employment requirements and your rights and responsibilities. Jacobs is an employer at will; wherein, either party may conclude the employment relationship at any time for any reason or no reason.

Equal Employment Opportunity

Jacobs provides a workplace free of discrimination and harassment. Our Equal Employment Opportunity and Affirmative Action Programs promote equality in the design and administration of personnel actions, such as recruitment, compensation, benefits, transfers and promotions, training, and social and recreational programs. These activities shall be administered equitably without regard to race, color, religion, gender, age, national origin, disability, veteran status, or any other characteristic protected by law. Any employee with questions or concerns about any type of discrimination in the workplace is encouraged to bring these issues to the attention of his/her immediate supervisor, the Human Resources Department, the Compliance Officer and/or the Integrity Hotline. Employees can raise concerns and make reports without fear of reprisal. Anyone found to be engaging in any type of unlawful discrimination will be subject to disciplinary action up to and including termination of employment.

Employment Eligibility

As a requirement of the U.S. Immigration Reform and Control Act of 1986, all employees hired to work in the United States must show evidence of employment eligibility and identity. Employment is conditional upon your ability to verify your eligibility for employment with Jacobs in the United States. Enclosed is a list of acceptable documents for I-9 purposes. Please be prepared to comply with this requirement within three (3) business days of starting work by presenting either one document from List A OR one document each from List B and List C. Should you require information regarding immigration questions, please contact me to discuss our procedures.

Drug-Free Workplace

You understand that in accordance with Jacobs’ policy, employment is conditional upon you passing a pre-employment drug screen. Lori Sundberg will work with you to make the necessary arrangements.

Confidentiality and Business Conduct

As a further condition of employment, on your first day of employment, you will be asked to read and sign a Confidentiality Agreement, read the Jacobs Corporate Policy concerning Business Conduct, and sign a Statement of Understanding and Compliance.

I hereby accept these terms and conditions of employment:

/s/ William Benton Allen, Jr.	October 4, 2016
William Benton Allen, Jr.	Date